Exhibit 16--Schedules for Computation
                                                                      EXHIBIT 16

                             Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account

                                      January 1,  1999             January 1, 1995               62 months (From November 1, 1994
                                              to                          to                     Commencement of operations to
                                      December 31, 1999            December 31, 1999             December 31, 1999)
                                      -----------------            -----------------             --------------------------------
Hypothetical initial
payment of $1,000 (P)                         $1,000                      $1,000                               $1,000

Accumulation unit value:

At start of period (A)                      $68.0085                    $25.2706                             $25.8318

At end of period (B)                        $81.7510                    $81.7510                             $81.7510

Ending value of hypothetical
investment
(EV) = P x (B/A)                           $1,202.07                   $3,235.02                            $3,164.74

Cumulative rate of total
return = {(EV/P) - 1} x 100                   20.21%                     223.50%                              216.47%

Number of years in period
(n)                                                1                           5                                 5.17

Net change factor (1 +T)=
EV/P                                          1.2021                     3.23502                               3.1647

Average annual compound
rate of total return (T)                      20.21%                      26.47%                               24.96%

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